Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

January 23, 2020

Citigroup Inc.

388 Greenwich Street

New York, New York 10013

Re:	Citigroup Inc.—Sale of 1,500,000 Depositary Shares,

Each Representing a 1/25th Interest in a Share of 4.700% Fixed

Rate/Floating Rate Noncumulative Preferred Stock, Series V

Ladies and Gentlemen:

We have acted as special United States counsel to Citigroup Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of 1,500,000 depositary shares (the “Depositary Shares”), representing an aggregate of 60,000 shares (the “Preferred Shares”) of the Company’s 4.700% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series V, par value $1.00 and $25,000 liquidation preference per share (the “Preferred Stock”). The Preferred Shares are to be deposited by the Company with Computershare Inc. and Computershare Trust Company, N.A. (“Computershare Trust”) acting jointly as depositary (collectively, the “Depositary”), pursuant to the Deposit Agreement, dated January 23, 2020 (the “Deposit Agreement”), among the Company, the Depositary, the other parties thereto and the holders from time to time of receipts issued thereunder. On January 15, 2020, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”), with Citigroup Global Markets Inc., as representative of the underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Depositary Shares.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

Citigroup Inc.

January 23, 2020

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-224495) of the Company relating to preferred stock, depositary shares and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on April 27, 2018 under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), Pre-Effective Amendment No. 1 thereto, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on May 14, 2018 (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated June 27, 2019 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the preliminary prospectus supplement, dated January 15, 2020 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Depositary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) the prospectus supplement, dated January 15, 2020 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Depositary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e) an executed copy of the Underwriting Agreement;

(f) an executed copy of the Deposit Agreement;

(g) an executed certificate evidencing the Preferred Shares registered in the name of Computershare Trust (the “Preferred Stock Certificate”);

(h) an executed Receipt registered in the name of Cede & Co., relating to the Depositary Shares (the “Receipt”);

(i) the Certificate of Designations, as filed with the Secretary of State of the State of Delaware designating the Preferred Stock pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”);

(j) an executed copy of a certificate of Barbara Politi, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(k) a copy of the Company’s Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of January 23, 2020 (the “Restated Certificate of Incorporation”), and certified pursuant to the Secretary’s Certificate;

Citigroup Inc.

January 23, 2020

(l) a copy of the Company’s By-Laws, as amended and in effect as of the date hereof (the “By-Laws”), certified pursuant to the Secretary’s Certificate; and

(m) copies of certain resolutions of the Board of Directors of the Company, adopted on April 16, 2019 and certain resolutions of the Preferred Stock Committee thereof, adopted on January 15, 2020, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth in paragraph 1 below, we have assumed that (a) the Company received the consideration for the Depositary Shares set forth in the Underwriting Agreement and the applicable board and committee resolutions, and (b) the issuance of the Preferred Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Restated Certificate of Incorporation, the By-Laws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s most recent Annual Report on Form 10-K). As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties set forth in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the DGCL and (ii) the laws of the State of New York.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Preferred Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Preferred Stock Certificate is duly executed and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable.

Citigroup Inc.

January 23, 2020

2. The Receipt, when issued under the Deposit Agreement in accordance with the provisions of the Deposit Agreement and upon payment by the Underwriters in accordance with the Underwriting Agreement, will be legally issued and will entitle the holder thereof to the rights specified in such Receipt and in the Deposit Agreement.

The opinions stated herein are subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to the Underwriting Agreement or the Deposit Agreement with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to the Underwriting Agreement or the Deposit Agreement;

(c) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Underwriting Agreement or the Deposit Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(d) we have assumed that the certificate evidencing the Depositary Shares has been signed by one of the authorized officers of the transfer agent and registrar for the Preferred Stock and registered by such transfer agent and registrar and conforms to the Preferred Stock Certificate; and

(e) we have assumed that the Receipt evidencing the Depositary Shares has been signed by one of the authorized officers of the depositary, transfer agent and registrar for the Depositary Shares and registered by such depositary, transfer agent and registrar.

In addition, in rendering the foregoing opinions we have assumed that:

(a) neither the execution and delivery by the Company of the Underwriting Agreement or the Deposit Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Preferred Shares contemplated thereby: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the

Citigroup Inc.

January 23, 2020

Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s most recent Annual Report on Form 10-K), (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject; and

(b) neither the execution and delivery by the Company of the Underwriting Agreement or the Deposit Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Depositary Shares, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Citigroup Inc.

January 23, 2020

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Preliminary Prospectus and the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DSY